April 23, 2020

Holly Energy Partners Announces Change in Distribution Strategy and Quarterly Distribution

•	Quarterly distribution of $0.35 per LP unit

•	Fund all capital expenditures and distributions from operating cash flow

•	Target 3.0 – 3.5x leverage and 1.3x or greater distribution coverage

DALLAS--(BUSINESS WIRE) -- The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.35 per unit, which represents a 48% reduction from its last quarterly distribution. The first quarter 2020 distribution will be paid on May 14, 2020 to unitholders of record on May 4, 2020.

HEP’s current distribution strategy is intended to:

•	fund all capital expenditures and distributions within free cash flow,

•	improve distributable cash flow coverage to 1.3x or greater, and

•	reduce leverage to 3.0-3.5x.

HEP expects to maintain the quarterly distribution constant at $0.35 per unit, or $1.40 on an annualized basis for the balance of 2020.

“This announcement reflects a significant shift in HEP’s distribution strategy based on both the current environment and our expectations for the future,” commented Mike Jennings, Chief Executive Officer. “We believe a strategy of funding growth and distributions with cash flow, while deleveraging the balance sheet and enhancing liquidity best positions HEP to create long-term value for its unitholders.

Additionally, we are committed to maintaining safe and reliable operations. The health and safety of our employees, communities, and contractors remains our top priority.”

HEP’s business model remains supported by its long-term minimum volume commitments which contributed over 70% of 2019 annual revenue. Additionally, approximately 87% of 2019 annual revenue was generated from investment grade refining customers.

As of March 31, 2020, HEP had approximately $400 million in liquidity, including cash and availability under its $1.4 billion credit facility which matures in July 2022. HEP’s projected capital expenditures for 2020 remain unchanged at $58 - $69 million.

Statements previously made by HEP regarding HEP’s distribution strategy, distribution guidance or potential future financial or operating results should not be considered to be updated or reaffirmed as of any later date except to the extent specifically updated or reaffirmed in this release or in subsequent public disclosures.

About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. Holly Energy, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas and Utah.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Please note that one hundred percent (100.0%) of Holly Energy Partner's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Forward-looking Statement:

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws, including statements regarding funding of capital expenditures and distributions, distributable cash flow coverage and leverage targets. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	the extraordinary market environment and effects of COVID-19 pandemic, including the continuation of a material decline in demand for crude oil and refined petroleum products in markets we serve;

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation and our other customers, including any refusal or inability of our customers or counterparties to perform their obligations under their contracts;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities, whether due to infection in the workforce or in response to reductions in demand;

•	the effects of current and future government regulations and policies, including the effects of current restrictions on various commercial and economic activities in response to the COVID-19 pandemic;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber-attacks and the consequences of any such attacks;

•	general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Holly Energy Partners, L.P.
Craig Biery, 214-954-6511
Director, Investor Relations
or
Trey Schonter, 214-954-6511
Investor Relations